                                                                     EXHIBIT 5.2

                         SIMPSON THACHER & BARTLETT LLP
                              [CHINESE CHARACTERS]
                                AMERICAN LAWYERS
                             ICBC TOWER, 35TH FLOOR
                                  3 GARDEN ROAD
                                    HONG KONG
                                 (852) 2514-7600

                                     -------

                            FACSIMILE: (852) 2869-7694

DIRECT DIAL NUMBER                                               E-MAIL ADDRESS

                                             [ ], 2007

Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding 071051
People's Republic of China

Ladies and Gentlemen:

      We have acted as United States counsel to Yingli Green Energy Holding Company Limited (the "Company"), in connection with the Registration Statement on Form F-1 (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended, relating to the registration by the Company of $150,000,000 Zero Coupon Convertible Senior Notes due 2012 (the "Securities"). The Securities were issued under an indenture (the "Indenture") dated as of [ ], 2007, between the Company and Wilmington Trust Company, as trustee (the "Trustee") and as securities agent (the "Securities Agent").

      We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon

SIMPSON THACHER & BARTLETT LLP

                                  -2-                                 [-], 2007

certificates or comparable documents of public officials and of officers and representatives of the Company.

      In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that (1) the Company is validly existing under the law of the Cayman Islands, (2) the Company has duly authorized, executed and delivered the Indenture in accordance with its Third Amended and Restated Memorandum and Articles of Association and the law of the Cayman Islands, (3) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not violate the law of the Cayman Islands or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (4) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company. In addition, we have assumed that the Indenture is the valid and legally binding obligation of the Trustee and the Securities Agent.

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Company's Board of Directors, a duly constituted

SIMPSON THACHER & BARTLETT LLP

                                     -3-                               [-], 2007

and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the "Board") and (b) the due execution, authentication, issuance and delivery of the Securities, against payment therefor as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

      Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law),
(iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

      We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

      We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                              Very truly yours,

                                              Simpson Thacher & Bartlett LLP